Exhibit 99.1

                                  MEASUREMENT
                                  SPECIALTIES

Contact:  Frank Guidone, CEO
          (973) 808-3020
          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          (973) 239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



    MEASUREMENT SPECIALTIES SELLS BRANDED CONSUMER SCALE BUSINESS (THINNER) TO
                               CONAIR CORPORATION


     Fairfield, NJ, February 2, 2004 - Measurement Specialties, Inc. (AMEX:
MSS), a designer and manufacturer of sensors and sensor-based consumer products, today announced it has signed a definitive asset purchase agreement to sell assets associated with its Thinner branded bathroom and kitchen scale business to Conair Corporation for $12.7 million (subject to certain escrow, closing adjustments and offsets). Measurement Specialties sells Thinner scales direct to retailers, predominately in the US and Canada. The transaction funded today.

     Under the terms of the agreement, Conair Corporation acquired certain assets associated with the sale of branded bathroom and kitchen scales, including worldwide rights to the Thinner brand name and exclusive rights to the Thinner designs in North America, for $12.7 million. $2.2 million of the purchase price will be released based on the final inventory reconciliation, as well as the fiscal year 2004 sales meeting certain minimum thresholds. The Company will continue to sell tire gauges under the Accutire brand, as well as OEM scales. The Thinner branded business represents approximately $15 million in annual net sales.

     "This is an important step in our continued strategic alignment to an all-OEM model, both in the sensor and consumer divisions" commented Company CEO, Frank Guidone. Guidone continues, "Having both a branded and OEM consumer scale business has created some channel conflicts historically, and we are thrilled to see the business end up in such capable hands as Conair. We will discuss the transaction in more detail in the upcoming third quarter earnings call."

     Mark Cappiello, Vice President & General Manager - Consumer Product Division, added, "In addition to the private branded scales that we currently manufacture for Conair, we will also produce the Thinner branded scales for them. Going forward, we will focus on developing new consumer product opportunities, strengthening our tire pressure gauge business and continue our efforts in the design, development and manufacturing of innovative scale products for our worldwide base of OE customers. "


A conference call will be held on Thursday, February 5, 2004 beginning at 2:00 PM EST. To participate, please dial 888 428-4471 prior to the start time. International callers should dial 651 291-0900. A recording of the call will be available for 30 days by dialing 800 475-6701 and entering access code 719735. The call will be simultaneously broadcast over the Internet and available for 30 days thereafter at www.vcall.com.
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     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.




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